Exhibit 10.10

ACCURIDE CORPORATION

INCENTIVE COMPENSATION PLAN

I.              ESTABLISHMENT AND PURPOSE

Accuride Corporation (the “Company”) hereby establishes the Accuride Corporation Incentive Compensation Plan (as amended from time to time, the “Plan”).  The purpose of the Plan is to (i) attract and retain highly qualified individuals; (ii) obtain from each eligible Plan participant the best possible performance; (iii) establish one or more performance goals based on objective criteria; (iv) further underscore the importance of achieving business objectives for the short and long term; and (v) include in each eligible Plan participant’s compensation package an annual incentive component which is tied directly to the achievement of those objectives.

To the extent applicable, the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations issued thereunder (the “Code”).

II.            EFFECTIVE DATE; TERM

The Plan will be effective for performance periods occurring after the Plan is approved by the Company’s shareholders under Section X.  Once effective, the Plan shall remain in effect until such time as it shall be terminated by the Committee (as defined below).  The Committee may terminate the Plan at any time; provided, however that except in the event of a Change in Control (as defined below), the Committee may not terminate the Plan during any performance period without payment of a pro rata portion of any bonus based on the period of time elapsed during the performance period and a determination of the Committee as to satisfaction of pro rata Performance Goals for such period.  For this purpose, “Change in Control” shall have the meaning set forth in the Company’s Amended and Restated Incentive Award Plan, as amended from time to time and any replacement plan thereof.

III.           ADMINISTRATION

The Plan shall be administered by the Compensation and Human Resources Committee of the Board of Directors of the Company or a subcommittee thereof (the “Committee”); which Committee shall consist solely of two or more members who shall qualify as “outside directors” under Section 162(m) of the Code.

The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

IV.           ELIGIBILITY AND PARTICIPATION

Eligibility to participate in the Plan is limited to certain salaried employees of the Company as determined and selected by the Committee (each a “Participant”), but including all individuals who are “covered employees” within the meaning of Code Section 162(m) and the regulations and published guidance thereunder (“Covered Employees”).

V.            BUSINESS CRITERIA

A Participant may receive a bonus payment under the Plan based upon the attainment of performance objectives which are established by the Committee and relate to one or more of the following corporate business criteria with respect to the Company, any of its subsidiaries or a designated business unit (the “Performance Goals”):  (i) earnings (either net or gross and either before or after interest, taxes, depreciation, amortization and/or other adjustments described under the Company’s credit agreements), (ii) economic value-added (as determined by the Committee), (iii) sales or revenue, (iv) net income (either before or after taxes), (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on capital, (vii) return on invested capital, (viii) return on stockholders’ equity, (ix) return on assets, (x) stockholder return, (xi) return on sales, (xii) gross or net profit margin, (xiii) productivity, (xiv) expense, (xv) operating margin, (xvi) operating efficiency, (xvii) customer satisfaction, (xviii) working capital, (xix) earnings per share, (xx) price per share of common stock, (xxi) market share, (xxii) profits, (xxiii) disposition or acquisition of assets, (xxiv) cost savings, (xxv) regulatory body approval for commercialization of new products, (xxvi) settlement of disputes, (xxvii) funds from operations, (xxviii) plant closings or start-ups, (xxix) sales penetration or new business awards, or (xxx) any other objectively determinable strategic objectives, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group market performance indicators or indices.

The Committee may, in its discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals.  Such adjustments may include, but are not limited to, one or more of the following:  (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items ; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting principles; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) commercial vehicle industry build rates; or (xv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.  All such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

VI.           BONUS DETERMINATIONS

Any bonuses paid to Participants under the Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals.  Bonus formulas may be set for performance periods of one, two or three fiscal years of the Company.  A performance period may be concurrent or consecutive.  Participant need not be employed on the first day of a performance period, but must be employed in an eligible position for at least three months of a performance period in order to be eligible to participate in the Plan for that performance period.  If a Participant becomes eligible to participate in the Plan during a performance period, the Committee shall determine if such Participant shall be eligible to participate in an award for such performance period and whether or not such award may be prorated for such period.

Bonus formulas for Participants shall be adopted for each performance period by the Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the performance relating to the Performance Goal(s) remain substantially uncertain within the meaning of Section 162(m) of the Code.

Although the Committee may in its sole discretion reduce a bonus payable to a Participant pursuant to the applicable bonus formula, the Committee shall have no discretion to increase the amount of a Covered Employee’s bonus as determined under the applicable bonus formula.

The maximum bonus payable to a Participant under the Plan shall not exceed 200% of such Participant’s base salary with respect to any performance period.

The payment of a bonus to a Participant with respect to a performance period shall be conditioned upon the Participant’s employment by the Company on the last day of the performance period; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, in the case of a Participant’s death or disability or Change in Control.

No bonuses shall be paid to Participants unless and until the Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code.

VII.         ADDITIONAL CONDITIONS

For each performance period the Company will prepare proposed “Eligibility, Target Opportunity and Administrative Guidelines” (the “Guidelines”) that set forth eligibility and other administrative details regarding awards for such performance period.  The Committee shall approve the Guidelines along with the applicable Performance Goals within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

Once a bonus formula is established under Section VI based on one or more of the Performance Goals, the Committee may with the consent of the Participant establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards

(including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it deems desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.  However, the Committee shall have no authority to increase the amount of a targeted award granted to any Covered Employee or to pay an award under the Plan if the Performance Goal has not been satisfied.

The payment of an award to a Participant with respect to a performance period shall be conditioned upon the Participant’s employment by the Company on the last day of the performance period; provided, however, that in the discretion of the Committee, awards may be paid to Participants who have retired or whose employment has terminated after the beginning of the period for which an award is made, or to the designee or estate of a Participant who died during such period.

VIII.        PAYMENT OF AWARDS

All awards shall be paid in (i) cash or (ii) with the consent of the Participant and the Committee, the equivalent value of common stock of the Company (“Common Stock”) based on the fair market value of the Common Stock on the date the bonus is awarded, as determined by the Committee.  The Committee may impose vesting and other similar conditions upon any payment of awards made in Common Stock; provided that any vesting terms shall not be longer than four years following the date of payment in Common Stock.  For this purpose fair market value shall have the meaning set forth in the Company’s Equity Incentive Plan.

No awards shall be paid unless and until the Committee certifies, in writing, that the amounts payable with respect to each award, and all awards in the aggregate, do not exceed the limitations set forth in Section VI and that the amount payable to each Participant does not exceed the amount of the targeted award granted to the Participant at the beginning of the performance period. Awards shall be paid as soon as practicable following the end of the performance period, but in no event shall payment be made later than two and one half months following the end of the performance period.  If a Participant voluntarily terminates employment or is involuntarily terminated for any reason (except for those reasons described above) after the end of the performance period but before distribution of the award, he or she shall forfeit any rights to an award for such performance period, unless such forfeiture is prohibited by applicable state, provincial or other prevailing law.

IX.           SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any person under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Plan).

X.            STOCKHOLDER APPROVAL

No awards shall be paid under the Plan unless and until the Company’s stockholders shall have approved the Plan and the Performance Goals as required by Section 162(m) of the Code.

XI.           AMENDMENT OF THE PLAN

The Compensation Committee shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of awards either temporarily or permanently; provided, however, that no amendment of the Plan that changes the maximum award payable to any Participant as set forth in Section VI, or materially amends the definition of Performance Goals under Section V, shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the shareholders of the Company.

XII.         RIGHTS OF PLAN PARTICIPANTS

Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.

No individual to whom an award has been made or any other party shall have any interest in the cash or any other asset of the Company prior to such amount being paid.

No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XIII.        MISCELLANEOUS

The Company shall deduct all federal, state and local taxes required by law or Company policy from any award paid hereunder.

In no event shall the Company be obligated to pay to any Participant an award for any period by reason of the Company’s payment of an award to such Participant in any other period, or by reason of the Company’s payment of an award to any other Participant or Participants in such period or in any other period.  Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder.  Such payments shall be made at the sole discretion of the Committee.

The Plan shall be unfunded.  Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.  Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

It is the intent of the Company that the Plan and awards made hereunder shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code.  Any provision, application or interpretation of the Plan that is inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware (without regard to principles of conflicts of law).

XIV.        SECTION 409A COMPLIANCE

Payments under this Plan are intended to be exempt from the provisions of Code Section 409A; provided however, that if any amounts under this Plan are subject to Code Section 409A, then the Plan shall be administered in compliance with Code Section 409A and shall be interpreted, to the extent possible, to comply with Code Section 409A.  The Plan shall not be adjusted, amended or suspended in a way that results in a violation of Code Section 409A or any other provisions of applicable law.  Any such adjustment, amendment or suspension shall be null and void.  To the extent subject to Code Section 409A, then payments made by the Company will payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. §1.409A-3(i)(1)(iv).  Notwithstanding any other provision of this Plan to the contrary, neither the time nor the schedule of any payment under this Plan may be accelerated or subject to a further deferral except as provided in Treas. Reg. §1.409A-3(j)(4).  Payment under this Plan may be delayed only in accordance with the regulations issued pursuant to Code Section 409A.

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Adopted by Accuride Corporation on February 25, 2009.